Exhibit 99.1

Legend International Holdings Announces A US$100 Million Private Placement

MELBOURNE, Australia--(BUSINESS WIRE)--Legend International Holdings, Inc (OTCBB: LGDI), with phosphate projects in Queensland, Australia, is pleased to announce that it has entered into an agreement to raise US$100 million in a private placement transaction. The financing transaction was led by BMO Capital Markets and included 25 North American and international institutional investors.

The Company has agreed to issue 40 million shares of common shares at a price of US$2.50 per share for gross proceeds of US$100 million.

The net proceeds of the financing will be used to advance the ongoing development of the Company’s phosphate projects in the Georgina Basin in the Mt Isa region of Queensland.

The Company has agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the 40 million shares of common shares.

About Legend International Holdings Inc

Legend International Holdings, Inc (OTCBB: LGDI) is a mining and agriculture resource development company. The Company is principally focussed on developing its phosphate deposits in the Georgina Basin in Queensland, Australia. The Company’s exploration licences include approximately 5.2 million acres in Queensland and the Northern Territory, Australia. For further information please visit our website at www.lgdi.net.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s fiscal 2007 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

CONTACT:
Legend International Holdings Inc
Mr. Joseph Gutnick, Chief Executive Officer
Tel: +011 613 8532 2866
Fax: +011 613 8532 2805
josephg@axisc.com.au
General Manager Business, New York Office
Tel: (212) 223 0018
Fax: (212) 223 1169
legendinfo@axisc.com.au